UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MAGMA DESIGN AUTOMATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAGMA DESIGN AUTOMATION, INC.

1650 TECHNOLOGY DRIVE

SAN JOSE, CALIFORNIA 95110

(408) 565-7500

July 23, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Magma Design Automation, Inc., which will be held at 10:00 a.m. on Wednesday, August 29, 2007, at our offices at 1650 Technology Drive, San Jose, California.

The formal notice of the Annual Meeting of Stockholders and the proxy statement are included with this invitation.

After reading this proxy statement, please mark, date, sign and return the enclosed proxy in the enclosed prepaid envelope, or follow the instructions included with your proxy card to submit your proxy via the toll-free telephone number or via the Internet, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET OR ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON. Your vote is important, so please return your proxy promptly. A copy of our Annual Report on Form 10-K for the 2007 fiscal year is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

/s/ Rajeev Madhavan
Rajeev Madhavan
Chairman of the Board and Chief Executive Officer

MAGMA DESIGN AUTOMATION, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 29, 2007

To the Stockholders of Magma Design Automation, Inc.:

The Annual Meeting of Stockholders (“Annual Meeting”) of Magma Design Automation, Inc., a Delaware corporation, will be held on Wednesday, August 29, 2007 at our offices at 1650 Technology Drive, San Jose, California, at 10:00 a.m. Pacific Time, for the following purposes:

1.	To elect two Class III directors to serve until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as Magma’s independent registered public accountants; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Stockholders of record as of the close of business on July 12, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the office of Magma’s Secretary, 1650 Technology Drive, San Jose, California, for ten days prior to the Annual Meeting.

It is important that your shares are represented at the meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy or follow the instructions included with your proxy card to submit your proxy via the toll-free telephone number or via the Internet. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors

/s/ David H. Stanley
David H. Stanley
Corporate Vice President, Corporate Affairs and Secretary

July 23, 2007

MAGMA DESIGN AUTOMATION, INC.

1650 TECHNOLOGY DRIVE

SAN JOSE, CALIFORNIA 95110

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Magma Design Automation, Inc., a Delaware corporation (“Magma” or the “Company”), of proxies in the accompanying form to be used at Magma’s Annual Meeting of Stockholders to be held at Magma’s principal executive offices on Wednesday, August 29, 2007, at 10:00 a.m. Pacific Time, and any adjournment or postponement thereof (the “Annual Meeting”). Magma’s principal executive offices are located at 1650 Technology Drive, San Jose, California 95110 and its telephone number is (408) 565-7500.

Magma’s Annual Report on Form 10-K for the 2007 fiscal year (the “Annual Report”) containing financial statements for the fiscal year ended April 1, 2007, is being mailed together with these proxy solicitation materials to all stockholders entitled to notice of and to vote at the Annual Meeting. This proxy statement, the accompanying form of proxy and the Annual Report will first be mailed to stockholders entitled to vote at the Annual Meeting on or about July 23, 2007. The Annual Report is not incorporated into this proxy statement and is not considered proxy soliciting material.

Who Can Vote

Only stockholders of record at the close of business on July 12, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, Magma had 40,338,419 shares of common stock, $.0001 par value, outstanding.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the proxy card in the enclosed prepaid envelope. Registered stockholders can also simplify their voting and save Magma additional expense by calling toll free (866) 540-5760 or voting via the Internet at http://www.proxyvoting.com/lava. Beneficial holders can vote via the Internet at http://www.proxyvote.com. Telephone and Internet voting information is provided on the proxy card if these options are available to you. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on August 28, 2007. Returning your proxy or granting it by telephone or through the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

The shares represented by the proxies received in response to this solicitation and not properly revoked prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions therein. On the matters coming before the Annual Meeting for which a choice has been specified by you on a properly completed and returned proxy card, or in a proxy granted by telephone or through the Internet, the shares will be voted accordingly. If you return your proxy or grant your proxy by telephone or through the Internet, but do not indicate your voting preference, the individuals named as proxies will vote your shares FOR the election of the two nominees for director listed in this proxy statement, FOR the ratification of the appointment of Magma’s independent registered public accountants, and will be voted in the proxy holders’ discretion as to other matters that may properly come before the Annual Meeting.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to Magma’s Secretary prior to or at the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Required Vote and Voting of Proxies

On all matters, each holder of common stock is entitled to one vote for each share held as of the Record Date. Directors are elected by a plurality vote; the two nominees who receive the most votes cast in their favor will be elected to serve as directors. Proposal No. 2 will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on that proposal.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector will also determine whether or not a quorum is present. In general, under Delaware law and Magma’s bylaws, a quorum for the transaction of business at the Annual Meeting is established if a majority of shares entitled to vote are present or represented by proxy at the Annual Meeting.

Abstentions with respect to any proposal, with the exception of proposals on the election of directors, are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. Shares held by you through a broker are permitted to be voted by the broker on routine “discretionary” items, such as the election of directors and ratification of Magma’s independent registered public accounting firm, if the broker has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by the broker. If a broker that is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these non-voted shares, or “broker non-votes”, will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that proposal has been obtained.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it in the enclosed postage-prepaid return envelope, or follow the instructions included with your proxy card to submit your proxy via the toll-free telephone number or via the Internet so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

MAGMA’S BOARD OF DIRECTORS

Board Responsibilities

The primary responsibilities of the Board are the oversight, counseling and direction of Magma’s management in the long-term interests of Magma and its stockholders. These responsibilities include selecting and regularly evaluating the performance of the Chief Executive Officer and other senior executives; planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; reviewing and, where appropriate, approving Magma’s major financial objectives and strategic and operating plans and actions; and overseeing the conduct of Magma’s business and the processes for maintaining Magma’s integrity with regard to its financial statements and other public disclosures and compliance with law and ethics.

The Board and its committees hold scheduled meetings throughout the year and also hold special meetings and act by written consent from time to time as appropriate. During the fiscal year ended April 1, 2007, the Board of Directors held ten meetings and committees of the Board held an additional ten meetings in the aggregate. The Board has a policy of encouraging but not requiring members to attend the annual meetings of stockholders. Four Board members attended the 2006 Annual Meeting of Stockholders.

Director Independence

The Board believes that a substantial majority of the members of its Board of Directors should be independent directors. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, as directors. The Board has determined that each of our directors other than Messrs. Madhavan and Jewell qualifies as an “independent director” as defined by Nasdaq listing requirements. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, the Board has made the determination, as to each independent director, that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Magma and Magma’s management.

The members of the Audit Committee each also meet special independence standards established by the Securities and Exchange Commission (the “SEC”) for audit committees. In addition, the Board has determined that Mr. Eichler is an “audit committee financial expert” as defined by SEC rules. This designation does not impose any duties, obligations or liabilities on Mr. Eichler that are greater than those generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Additionally, each member of the Compensation and Nominating Committee meets the definition of “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 as well as the definition of “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code.

Stockholder Communications

Stockholders wishing to send communications to the Board should provide the comments by mail to David H. Stanley, Secretary, Magma Design Automation, Inc., 1650 Technology Drive, San Jose, California 95110. The Secretary will review all stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to the Company and its operations, or to take other appropriate actions with respect to such communications. If a stockholder communication is deemed appropriate, the Secretary will submit it to the Chairman of the Board.

Code of Ethics

Magma’s written Code of Ethics applies to all of its directors and employees, including its executive officers. The Code of Ethics is available on Magma’s website at http://investor.magma-da.com. Any changes to the Code of Ethics, and any waivers with respect to directors or executive officers, will be disclosed on the same website or by filing a Form 8-K with the SEC, in each case in accordance with SEC and Nasdaq requirements.

Board and Committee Meetings

The Board of Directors held ten meetings during the fiscal year ended April 1, 2007. All directors other than Susumu Kohyama attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors served.

Board Committees and Charters

The Board has two standing committees: the Audit Committee and the Compensation and Nominating Committee. The Board appoints the members and chairpersons of these committees. Each member of these committees is an independent director in accordance with Nasdaq standards. Each committee has a written charter approved by the Board, which is available on Magma’s website at http://investor.magma-da.com/governance/home.cfm.

Audit Committee

Members:	Kevin C. Eichler (Chair), Thomas M. Rohrs and Chester J. Silvestri

Number of Meetings in Fiscal 2007:	Five

Functions:	Assists the Board in its general oversight of Magma’s financial reporting, internal controls and audit functions and is directly responsible for the appointment, oversight and compensation of the independent registered public accountants. Pre-approves all audit services and permitted non-audit services. Pre-approves related-party transactions. The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee.”

Compensation and Nominating Committee

Members:	Chester J. Silvestri (Chair), Susumu Kohyama, Timothy Ng and Thomas M. Rohrs

Number of Meetings in Fiscal 2007:	Five

Functions:	The Committee’s compensation-related functions are described below under “Processes and Procedures for Determination of Executive and Director Compensation.” In its role as Magma’s nominating committee, the Committee identifies, evaluates and recommends director candidates to the Board. For more information, see “Nominations to the Board.”

Nominations to the Board

The Compensation and Nominating Committee identifies, evaluates and recommends to the Board candidates for appointment or election as members of the Board and establishes criteria for Board and committee membership. The Compensation and Nominating Committee charter includes a written policy with regard to the nomination process. The Committee evaluates potential director candidates based on a variety of criteria, including the candidate’s relevant experience, other board memberships held, the diversity and collective experience of the Board and its committees, as well as independence and possible conflicts of interest. There are no specific minimum qualifications that an individual must meet in order to be nominated; each is considered on a case-by-case basis. Candidates may come to the attention of the Committee from current Board members, stockholders, professional search firms, officers or other persons. The Committee will review all candidates in the same manner regardless of the source of the recommendation.

The Compensation and Nominating Committee will consider properly submitted stockholder recommendations of candidates. Any stockholder recommendation must include the candidate’s name and qualifications for Board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of shares of Magma common stock beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law (including, with respect to nominees for the slate of Board members to be voted on at the Annual Meeting, such person’s written consent to being named in the proxy statement as a nominee and, with respect to all nominees, such person’s written consent to serving as a Board member if elected). In addition, the recommendation must include the stockholder’s name, address and the number of shares of Magma common stock beneficially owned and the period they have been held. The recommendation should be sent to David H. Stanley, Secretary of Magma Design Automation, Inc., 1650 Technology Drive, San Jose, California 95110. To be timely for next year’s annual meeting, the recommendation must be delivered to the Secretary no sooner than 120 days and no later than 90 days prior to the first anniversary of this Annual Meeting.

Processes and Procedures for Determination of Executive and Director Compensation

The Compensation and Nominating Committee is responsible for, among other things, establishing and governing Magma’s compensation and benefit practices. The Compensation and Nominating Committee evaluates and approves the compensation arrangements, plans, policies and programs that apply to our executive officers and members of the Board of Directors and administers Magma’s equity-based compensation plans. Pursuant to the Compensation and Nominating Committee’s Charter, its principal compensation related responsibilities, duties and areas of authority include, among other things:

•	To determine and approve the form and amount of compensation to be paid or awarded to Magma’s non-employee directors and all employees of the Company, including its executive officers;

•

To review and approve the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and President and other executive officers, to evaluate the performance of the Chief Executive Officer and President and other executive officers and to determine the terms of the compensatory agreements and arrangements for such persons;

•

To annually review and make recommendations to the Board of Directors with respect to adoption and approval of, or amendments to, all cash-based and equity-based incentive compensation plans and arrangements;

•

To approve grants of stock, stock options or stock purchase rights to individuals eligible for such grants in such amounts or such terms as it may deem appropriate, to interpret Magma’s equity-based compensation plans and agreements and to determine acceptable forms of consideration for stock acquired pursuant to the equity-based incentive compensation plans;

•

To employ advisors, commission any necessary studies or surveys concerning comparative levels of executive compensation and to obtain recommendations from outside consultants concerning compatible pay programs, as appropriate; and

•	To perform any other activities required by applicable law or Nasdaq rules or regulations, or as the Board deems necessary or appropriate.

The Compensation and Nominating Committee’s Charter permits it to delegate certain of its functions to subcommittees of the Compensation and Nominating Committee or to Magma’s Chief Executive Officer and President. The Compensation and Nominating Committee’s authority to determine and approve the form and amount of compensation to be paid or awarded to Magma’s employees who are not executive officers may be delegated to a subcommittee or to the Chief Executive Officer and President. The Compensation and Nominating Committee has delegated this authority to the Chief Executive Officer and President, and also takes into account the Chief Executive Officer and President’s recommendations regarding corporate goals and objectives, performance evaluations and compensatory arrangements for Magma’s executive officers other than the Chief Executive Officer and President. The Compensation and Nominating Committee may also delegate its authority to approve option grants to Magma’s employees who are not executive officers to the Chief Executive Officer and President, but any such grants must have an exercise price at least equal to the fair market value of Magma’s common stock on the grant date. The Compensation and Nominating Committee has previously delegated to the Chief Executive Officer and President the authority to approve regular monthly grants to newly hired employees and consultants and selective retention or meritorious grants as proposed by management.

As indicated above, pursuant to its Charter, the Compensation and Nominating Committee is authorized to employ advisors, commission compensation studies or surveys and to obtain recommendations from outside consultants. For the 2007 fiscal year, members of Magma’s management retained the consulting firm of J. Richard & Co. to assist Magma in reviewing compensation data for Magma’s comparative peer group companies, and to review and provide recommendations regarding the total compensation package of Magma’s executive officers. The Compensation and Nominating Committee reviewed the information prepared by J. Richard & Co. and used it when determining and approving the compensation of Magma’s executive officers.

DIRECTOR COMPENSATION—FISCAL 2007

The following table presents information regarding the compensation paid during fiscal 2007 to individuals who were members of the Board of Directors at any time during fiscal 2007 and who were not also employees (referred to herein as “Non-Employee Directors”). The compensation paid to any director who was also an employee during fiscal 2007 is presented below (see “Executive Compensation – Summary Compensation Table” and related explanatory tables). Such employee-directors do not receive separate compensation for service on the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)(4)	Total ($)
(a)	(b)	(d)	(h)
Kevin C. Eichler	65,750	286,102	348,102
Susumu Kohyama	50,500	139,217	182,342
Timothy Ng	54,000	142,908	188,033
Thomas M. Rohrs	64,500	256,383	309,258
Chester J. Silvestri	75,500	256,383	321,883

(1)	The amounts reported in Column (d) above reflect the aggregate dollar amounts recognized for option awards for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions).

(2)	As described below, each Non-Employee Director was granted an award of 20,000 stock options following the conclusion of the annual meeting of stockholders held in August 2006. Each Non-Employee Director’s stock option award had a value (for financial statement reporting purposes) equal to $70,978 on the grant date. In addition, the following options were granted to Non-Employee Directors during fiscal 2007.

Name	Options Granted	Fair Value on Grant Date
Kevin C. Eichler	100,000	$360,840
Timothy J. Ng	35,000	$126,294
Thomas M. Rohrs	81,700	$294,806
Chester J. Silvestri	81,700	$294,806

(3)	The following table presents the number of outstanding and unexercised options held by each Non-Employee Director as of April 1, 2007. There were no unvested stock awards held by any Non-Employee Directors as of April 1, 2007.

Director	Number of Options Outstanding
Kevin C. Eichler	223,333
Susumu Kohyama	93,333
Timothy J. Ng	173,333
Thomas M. Rohrs	213,366
Chester J. Silvestri	213,366

(4)	For a discussion of the assumptions and methodologies used to value these awards and to calculate the amounts reported, please see the discussion of stock-based compensation contained in Note 11 to Magma’s Consolidated Financial Statements, included as part of Magma’s Annual Report on Form 10-K for the fiscal year ended April 1, 2007, which note is incorporated herein by reference.

Director Compensation

Compensation for Non-Employee Directors during fiscal 2007 generally consisted of an annual cash retainer, additional fees for serving on certain committees, fees for attending meetings, annual option awards and additional option grants to certain directors.

Annual Retainer and Fees

The following table sets forth the schedule of annual retainer fees, committee fees and meeting fees for each Non-Employee Director in effect during fiscal 2007:

Type of Fee	Dollar Amount
Annual Board Retainer	$25,000
Additional Annual Fee to Chair of Audit Committee and Compensation and Nominating Committee	$10,000
Additional Annual Fee to non-Chair Members of Audit Committee	$5,000
Additional Annual Fee to non-Chair Members of Compensation and Nominating Committee	$2,500
Fee for Each Board or Committee Meeting Attended In Person	$2,500
Fee for Each Board or Committee Meeting Attended Telephonically	$500

All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as directors.

Option Awards

Under Magma’s 2001 Stock Incentive Plan (the “2001 Plan”), each continuing Non-Employee Director automatically receives an annual option grant to purchase 20,000 shares of Magma’s common stock on the first business day following the regular annual meeting of stockholders. Any directors appointed to the Board of Directors after the regular annual meeting are entitled to a pro-rata portion of this annual option grant; however, no directors were appointed in this fashion during the 2007 fiscal year. Similarly, while Non-Employee Directors are automatically entitled to an initial grant of 50,000 options under the 2001 Plan upon their first joining the Board of Directors, no new directors joined the Board of Directors and received this initial grant during the 2007 fiscal year.

Each annual stock option grant awarded to Non-Employee Directors during fiscal 2007 has an exercise price equal to $7.99, which was the closing price of Magma’s common stock on the grant date. Each Non-Employee Director’s annual option grant becomes 100% vested and exercisable on the day immediately prior to Magma’s next regular annual meeting of stockholders following the year of grant. Each Non-Employee Director’s annual option grant will also become 100% vested and exercisable upon a change in control of Magma. The options granted to Non-Employee Directors do not include any dividend, dividend equivalent or other stockholder rights.

Each discretionary option grant awarded to Non-Employee Directors during fiscal 2007 has an exercise price equal to $7.85, which was the closing price of Magma’s common stock on the grant date. Each Non-Employee Director’s discretionary option grant becomes vested in substantially equal quarterly installments over a period of two years from the grant date. Each Non-Employee Director’s discretionary option grant will also become 100% vested and exercisable upon a change in control of Magma. The discretionary options granted to Non-Employee Directors do not include any dividend, dividend equivalent or other stockholder rights.

Non-Employee Director stock options granted have a normal (and maximum) term of five years, although this term may be shortened if the director’s service terminates. Unless exercised, director stock options will generally terminate three months after the date of the Non-Employee Director’s termination of service. However, the stock options will terminate six months after the date of the Non-Employee Director’s termination of service if the termination of service occurs as a result of the director’s death or total and permanent disability.

The Compensation and Nominating Committee administers the 2001 Plan and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding options to reflect any impact resulting from various corporate events such as combinations, consolidations, recapitalizations or stock splits.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors, as now authorized, consists of seven members divided into three classes of approximately equal size. The Class III members of the Board of Directors are scheduled for election at the Annual Meeting, to serve until the 2010 annual meeting of stockholders, or until their successors have been elected by the stockholders or appointed by the Board of Directors pursuant to the Company’s bylaws. The nominees recommended for nomination by the Compensation and Nominating Committee and nominated by the Board of Directors to serve as the two Class III members of the Board are Rajeev Madhavan and Kevin C. Eichler, each of whom is currently a Class III director and has consented to serve if elected. If any nominee is unable to serve as a director at the time of the Annual Meeting, proxies may be voted for any nominee designated by the Board of Directors to fill the vacancy.

The Class I directors are Roy E. Jewell and Thomas M. Rohrs; the Class II directors are Timothy J. Ng, Chester J. Silvestri and Susumu Kohyama.

Biographical information about each of the director nominees is set forth below:

Name	Served as Director Since	Age	Principal Business Experience
Rajeev Madhavan	1997	41	Rajeev Madhavan has served as Magma’s Chief Executive Officer and Chairman of the Board of Directors since Magma’s inception in 1997. Mr. Madhavan served as Magma’s President from inception until 2001.

Kevin C. Eichler	2003	47

From 2006 to the present, Kevin C. Eichler has served as Executive Vice President, Operations and Chief Financial Officer of Markettools, Inc., the defining provider of on-demand market research. From 1998 to 2006, Mr. Eichler served as Vice President and Chief Financial Officer of MIPS Technologies, a leading provider of industry-standard processor architectures and cores for digital consumer and business applications. Mr. Eichler presently serves on the board of directors for SupportSoft, Inc. (SPRT) and

Ultra Clean Holdings (UCTT).

Required Vote

The nominees for the two Class III director seats who receive the most affirmative votes of shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting will be elected to serve as directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

The Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

Biographical information concerning the Class I directors, who will serve until the 2008 Annual Meeting, is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
Roy E. Jewell	2001	52	Roy E. Jewell has served as Magma’s President and as one of its directors since 2001. Mr. Jewell has also served as the Company’s Chief Operating Officer since 2001.
Thomas M. Rohrs	2003	56	Thomas M. Rohrs was appointed to the Company’s board of directors in 2003. From 2006 to the present, Mr. Rohrs has served as Chairman and Chief Executive Officer of Electroglas, Inc., a supplier of wafer probing technologies to the semiconductor industry. Mr. Rohrs has served as a director of Electroglas since 2004. From 2003 to 2006, Mr. Rohrs served as an independent advisor or consultant to businesses. From 1997 until 2003, Mr. Rohrs was an executive at Applied Materials, Inc., a manufacturer of products and services to the semiconductor industry, in a number of positions including Senior Vice President, Global Operations and Member of the Executive Committee. Mr. Rohrs currently serves as a member of the board of directors of Ultraclean Technology Inc., Advanced Energy Industries, Inc. and Electroglas, Inc.

Biographical information concerning the Class II directors, who will serve until the 2009 Annual Meeting, is set forth below.

Name	Served as Director Since	Age	Principal Business Experience
Timothy J. Ng	2003	42	Timothy J. Ng was appointed to Magma’s Board in 2003. Mr. Ng has been Managing Director of the Global Technology Mergers & Acquisitions Group at Deutsche Bank Securities, Inc., a global investment banking firm, since 2005. From 2004 to 2005, Mr. Ng served as an independent consultant providing investment banking advice, with emphasis on mergers and acquisitions and valuation. From 2003 to 2004, Mr. Ng was Managing Director at SoundView Technology Group, Inc., a technology-focused investment bank, where he also served as the head of SoundView’s mergers and acquisitions group. Previously, Mr. Ng served as a Managing Director in the mergers and acquisitions department at Credit Suisse First Boston, and as a member of its Global Technology Group in Palo Alto from 1999 to 2002. From 1995 to 1999 Mr. Ng was a senior mergers and acquisitions banker at SG Cowen Securities in San Francisco, and he held various investment banking positions with the First Boston Corporation and Morgan Stanley & Co. in New York from 1986 to 1995.

Name	Served as Director Since	Age	Principal Business Experience

Chester J. Silvestri	2003	58	Chester J. Silvestri was appointed to Magma’s Board in 2003. From 2005 to the present, Mr. Silvestri has served as President, Chief Executive Officer, and a member of the board of directors of MoSys Inc, a provider of high- density system on-chip (SoC) embedded memory. During 2005, Mr. Silvestri was an independent investor and consultant to the high-tech industry. From 2003 to 2005, Mr. Silvestri was Chief Executive Officer of CEVA, Inc., a licensor of digital signal processing cores and platform-level intellectual property to semiconductor and electronic industries. During 2003, Mr. Silvestri served as a consultant to the high tech industry. From 2002 to 2003, Mr. Silvestri held the position of Chairman of Arcot Systems, the developer of the “Verified by Visa” credit card authentication software product. Prior to becoming Chairman, from 1999 to 2002, Mr. Silvestri was President and CEO of Arcot Systems.

Susumu Kohyama	2005	63	Susumu Kohyama was appointed to Magma’s Board in June 2005. Dr. Kohyama has been President and CEO of Covalent Materials Corporation (formerly Toshiba Ceramics Co., Ltd. until 2007), a leading materials company serving the semiconductor and LCD industries, since 2004. Dr. Kohyama has over 25 years’ experience in the semiconductor industry. From 2003 to 2004, he served as Chief Technology Officer of the Electronic Devices Group of Toshiba Corporation. From 2001 to 2003, he was Executive Vice President of Toshiba Semiconductor Company.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed the firm of Grant Thornton LLP (“GT”) as Magma’s independent registered public accountants for the fiscal year ending April 6, 2008, and the Board of Directors has submitted this selection to the stockholders for ratification. Representatives of GT are expected to be present at the Annual Meeting, where they will have an opportunity to make a statement and to respond to appropriate questions.

GT prepared a report on Magma’s financial statements for the fiscal year ended April 1, 2007. The GT report did not include an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope, or accounting principles. During Magma’s fiscal year ended April 1, 2007, there were no disagreements between Magma and GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to GT’s satisfaction, would have caused GT to make reference to the subject matter of the disagreement in connection with its report on Magma’s financial statements. Further, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during Magma’s fiscal year ended April 1, 2007.

The firm of PricewaterhouseCoopers (“PwC”) served as Magma’s independent registered public accountant until it was dismissed by the Audit Committee of Magma’s Board of Directors and replaced by GT on December 19, 2005. On December 22, 2005, Magma filed a Current Report on Form 8-K with the SEC to announce this change.

PwC prepared a report on the financial statements of Magma for each of the fiscal years ended March 31, 2004 and 2005. PwC did not include, in any report on Magma’s financial statements, an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope, or accounting principles. During Magma’s two fiscal years ended March 31, 2004 and March 31, 2005, and the subsequent interim period through December 19, 2005, there were no disagreements between Magma and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreement in connection with its reports on Magma’s financial statements. As disclosed in the Form 8-K filed on December 22, 2005, a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) was previously reported by Magma in connection with its Quarterly Report on Form 10-Q for the three months ended October 2, 2005: Magma’s Chief Executive Officer and Chief Financial Officer concluded that Magma’s internal control over financial reporting included a material weakness. Specifically, supervisory review and approval controls over stock-based compensation expense for Magma’s stock option exchange program and earnout compensation in connection with the acquisition of Mojave, Inc. were not effective to ensure that the amounts recorded were in accordance with generally accepted accounting principles. Magma’s Audit Committee discussed the subject matter of this material weakness with PwC and authorized PwC to respond fully to the inquiries of GT, Magma’s new independent registered public accounting firm, regarding this material weakness.

Audit and Non-Audit Fees

The following table provides fees paid by the Company for professional services rendered by GT and PwC for the fiscal years ended April 1, 2007 and April 2, 2006.

	Fiscal 2007 GT	Fiscal 2006 GT	Fiscal 2006 PwC
Audit Fees	$2,266,432	$2,159,025	459,234
Audit-Related Fees	$0	$0	0
Tax Fees	$126,154	$0	215,415
All Other Fees	$0	$0	1,500

Total Fees	$2,392,586	$2,159,025	676,149

Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, review of the interim consolidated financial statements included in quarterly reports on Form 10-Q and services that are normally provided by independent registered public accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services generally include employee benefit plan audits, accounting consultations in connection with attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. No audit-related fees were paid in the 2007 and 2006 fiscal years.

Tax Fees were for professional services for federal, state and international tax compliance, tax advice and tax planning.

All Other Fees were for web site research access provided by PwC in the 2006 fiscal year.

All audit services, audit related services, tax services and other services provided by GT and PwC were pre-approved by the Audit Committee, or were pre-approved by the Audit Committee Chair and later ratified by the Committee, in accordance with the rules and regulations of the SEC.

Pre-Approval Policies and Procedures

The Audit Committee has delegated to its Chair, Mr. Kevin C. Eichler, the authority to approve up to $50,000 in independent accountant services in the interim between Committee meetings. The Committee has also delegated the authority to management to approve up to $15,000 per individual project for tax projects related to international tax consulting and up to $15,000 per individual project related to general tax and accounting consulting in the interim between Committee meetings, subject to the condition that all independent accountant services be reviewed and any interim approval of fees be ratified at the next succeeding meeting of the Audit Committee.

Required Vote

Ratification requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or represented by proxy. In the event ratification is not obtained, the Audit Committee will review its future selection of Magma’s independent registered public accountants.

The Board of Directors recommends a vote “FOR” ratification of Grant Thornton LLP as Magma’s independent registered public accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 30, 2007 (the “Table Date”) as to shares of Magma common stock beneficially owned by: (i) each person who is known by Magma to own beneficially more than 5% of its common stock; (ii) each of Magma’s executive officers named under “Executive Compensation—Summary Compensation Table;” (iii) each of Magma’s current directors; (iv) each of Magma’s nominees for director; and (v) all directors and executive officers of Magma as a group. Unless otherwise stated below, beneficial ownership information is based solely upon information furnished by the respective stockholders in their filings with the Securities and Exchange Commission. Unless otherwise noted below, the address of each beneficial owner is c/o Magma Design Automation, Inc., 1650 Technology Drive, San Jose, California 95110. The percentage of common stock beneficially owned is based on 40,337,391 shares outstanding as of June 30, 2007. Shares of common stock that may be issued pursuant to the exercise or conversion of options, warrants or convertible securities within 60 days of June 30, 2007 are deemed to be issued and outstanding in calculating the percentage ownership of each of those individuals possessing such interest, but not for any other individuals.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned
5% Stockholders:
Federated Investors, Inc. (2)	5,186,142	12.9%
Andreas Bechtolsheim (3)	3,339,947	8.3%
Third Avenue Management LLC (4)	2,386,734	5.9%

Named Executive Officers and Directors:
Rajeev Madhavan (5)	2,096,131	5.1%
Roy E. Jewell (6)	825,940	2.0%
Peter S. Teshima (7)	117,022	*
Saeid Ghafouri (8)	355,332	*
David H. Stanley (9)	64,867	*
Gregory C. Walker (10)	85,661	*
Kevin C. Eichler (11)	177,499	*
Susumu Kohyama (12)	70,416	*
Timothy J. Ng (13)	158,749	*
Thomas M. Rohrs (14)	179,324	*
Chester J. Silvestri (15)	179,324	*
All directors and executive officers as a group (10 persons) (10)(16)	4,224,604	9.7%

*	Amount represents less than 1% of the outstanding shares of Magma’s common stock.
(1)	To Magma’s knowledge, other than as described below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.
(2)	Per Schedule 13G/A filing on 2/13/07. Federated Investors, Inc. (“Parent”) is the parent holding company of Federated Investment Management Company, Federated Investment Counseling and Federated Global Management Investment Corp., which act as investment advisors to registered investment companies and separate accounts that own these shares of Magma’s common stock. All of Parent’s outstanding stock is held in the Voting Shares Irrevocable Trust (“Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, “Trustees”). The Trustees have collective voting control over the Trust. The Parent, Trust and each of the Trustees disclaim beneficial ownership of these shares. The address of these entities and persons is Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.
(3)	Information regarding this stockholder’s beneficial ownership was provided to Magma by the stockholder’s broker on 6/22/07. Magma has been informed that the stockholder’s address is Incline Village, NV 89451.
(4)	Per Schedule 13G filing on 2/14/07. Stockholder’s address is 622 Third Avenue, 32nd Floor, New York, NY 10017.

(5)	Includes 947,619 shares issuable upon exercise of stock options within 60 days of the Table Date. Also includes 134,106 shares held by the Madhavan Living Trust UAD 10/29/1998. Mr. Madhavan and his spouse, Geetha Madhavan, are trustees of the Madhavan Living Trust UAD 10/29/1998. Also includes 59,525 shares held by the Rajeev Madhavan 2006 Grantor-Retained Annuity Trust (“GRAT”) dtd 11/29/06, Rajeev Madhavan, Trustee. Also includes 59,525 shares held by the Geetha Madhavan 2006 GRAT dtd 11/29/06, Rajeev Madhavan, Trustee. Also includes 300 shares held by Geetha Madhavan.
(6)	Includes 781,869 shares issuable upon exercise of stock options within 60 days of the Table Date.
(7)	Includes 102,462 shares issuable upon exercise of stock options within 60 days of the Table Date.
(8)	Includes 355,332 shares issuable upon exercise of stock options within 60 days of the Table Date.
(9)	Includes 63,020 shares issuable upon exercise of stock options within 60 days of the Table Date.
(10)	Includes 82,500 shares issuable upon exercise of stock options within 60 days of the Table Date. Mr. Walker resigned as an officer of the Company on 4/27/06. Mr. Walker terminated employment with the Company on 4/30/07.
(11)	Includes 177,499 shares issuable upon exercise of stock options within 60 days of the Table Date.
(12)	Includes 70,416 shares issuable upon exercise of stock options within 60 days of the Table Date.
(13)	Includes 158,749 shares issuable upon exercise of stock options within 60 days of the Table Date.
(14)	Includes 179,324 shares issuable upon exercise of stock options within 60 days of the Table Date.
(15)	Includes 179,324 shares issuable upon exercise of stock options within 60 days of the Table Date.
(16)	Includes 3,015,614 shares issuable upon exercise of stock options within 60 days of the Table Date. Excludes shares and options held by Mr. Walker, who was not a current executive officer as of the date of this proxy statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of Magma, our three other most highly compensated individuals who were serving as executive officers at the end of our 2007 fiscal year, and Gregory C. Walker, our former principal financial officer who terminated employment with the Company on April 30, 2007. These individuals are referred to as the “Named Officers” in this Proxy Statement.

Magma’s current executive compensation programs are determined and approved by the Compensation and Nominating Committee. None of the Named Officers is a member of the Compensation and Nominating Committee. As contemplated by its Charter, the Compensation and Nominating Committee takes into account the Chief Executive Officer and President’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for Magma’s executive officers other than the Chief Executive Officer and President. Our other executive officers, including the other Named Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Officers and our other senior executive officers.

Executive Compensation Program Objectives and Overview

Magma’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our stockholders. In structuring our current executive compensation programs, we are guided by the following basic philosophies:

•	Competition. Magma should provide competitive compensation opportunities so that we can attract, retain and motivate qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to company and individual performance.

•

Alignment with Stockholder Interests.    A substantial portion of compensation should be contingent on Magma’s performance for its stockholders. The equity component is an important and significant component of executives’ compensation.

As described in more detail below, the material elements of our current executive compensation programs for Named Officers include a base salary, an annual cash incentive opportunity and a long-term equity incentive opportunity.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our current executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	• Attract, retain and motivate qualified executives

Annual Cash Incentive Opportunity	• Hold executives accountable for annual performance • Align executives’ interests with those of stockholders • Attract, retain and motivate qualified executives

Long-Term Equity Incentives	• Align executives’ interests with those of stockholders • Hold executives accountable for long-term performance • Attract, retain and motivate qualified executives

As illustrated by the table above, base salaries are primarily intended to attract, retain and motivate qualified executives. Unlike the other elements of our current executive compensation program, the amount of each executive’s base salary in a given year is generally not variable and dependent on performance. We believe that in order to attract, retain and motivate top-caliber executives, we need to provide executives with base salaries that are competitive with base salaries provided by companies in our industry and comparative peer group. Base salaries offer executives a predictable benefit amount as compensation for the underlying job and the executive’s continued service throughout the year.

Our annual cash incentive opportunity is primarily intended to hold executives accountable for annual performance, although we also believe it aligns executives’ interests with those of our stockholders and helps us attract, retain and motivate executives. Our long-term equity incentives are primarily intended to align executives’ interests with those of our stockholders, although we also believe they help hold executives accountable for long-term performance and help us attract, retain and motivate executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each Named Officer’s annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period. Long-term equity incentives are generally paid out or earned on a longer-term basis and are designed to reward performance over one or more years.

The individual compensation elements are intended to create a total compensation package for each Named Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our industry and comparative peer group. Magma regularly retains the services of compensation consultants to provide independent review of competitive executive compensation and to obtain expert advice on best practices. For the 2007 fiscal year, Magma retained the consulting firm of J. Richard & Co. to review and provide recommendations for the total compensation package of its Named Officers. As part of the compensation review, the consulting firm analyzed compensation from a select peer group of companies that are comparable either in terms of product or industry, geography, company stage or revenue levels. For the 2007 fiscal year, Magma selected BEA Systems, Inc., BMC Software, Inc., Business Objects S.A., Cadence Design Systems, Inc., Hyperion Solutions Corporation, Informatica Corporation, Interwoven, Inc., Matrixone, Inc., Mentor Graphics Corporation, Openwave Systems Inc., Oracle Corporation, PDF Solutions, Inc., QAD Inc., Red Hat, Inc., SAP America, Inc., SAS, Sybase, Inc., Synopsys, Inc., TIBCO Software Inc. and Wind River Systems, Inc. as its comparative peer group companies. These peer group companies, which are generally in the technology sector, compete with the Company for executive talent and provide relevant comparative compensation data for Magma. In addition, the Company also considered data from applicable public surveys, including the Radford Survey, that are comparable in industry, geography or revenue. As a general practice, Magma targets compensation levels greater than the mid point of our peer group companies and comparative companies included in applicable public surveys in order to attract and reward the best talent.

Current Executive Compensation Program Elements

Base Salaries

None of our Named Officers have employment agreements or other contractual rights to receive fixed base salaries. The Compensation and Nominating Committee generally reviews the base salaries for each Named Officer shortly before or after the end of our preceding fiscal year to set base salaries for the upcoming fiscal year. In determining the appropriate fiscal 2007 base salary for each Named Officer, we considered the base salary, target bonus and target total cash compensation levels in effect for comparable executives at our peer group companies (based on their published fiscal year data), the compensation data of published surveys including the Radford Survey, the experience and personal performance of each officer, internal comparability considerations and Magma’s performance for its stockholders during the prior year. The weight given to each of these factors differed from individual to individual, as the Compensation and Nominating Committee deemed appropriate. We determined that the appropriate base salary for each Named Officer for our 2007 fiscal year was the amount reported for such officer in Column (c) of the Summary Compensation Table—Fiscal 2007 below. In line with our philosophy of providing competitive compensation opportunities relative to companies in our comparative peer group and comparable industry, geography or revenue, the fiscal 2007 compensation level for Named Officers ranged from the 50th percentile to the 75th percentile of the base salary levels in effect for comparable executives at our peer group companies (based on their published fiscal year data) or companies included in applicable public surveys.

Annual Cash Incentive Award

As with base salaries, none of our Named Officers has employment agreements or other contractual rights to a fixed actual or target bonus for any given year. The Compensation and Nominating Committee generally establishes each Named Officer’s target annual bonus and the overall bonus structure and mechanics for the upcoming fiscal year shortly before or after the end of our preceding fiscal year. The Compensation and Nominating Committee set each Named Officer’s target bonus for our 2007 fiscal year as a percentage of his base salary. Each Named Officer’s target bonus percentage was generally determined by reference to comparable bonus opportunities in effect at our peer group companies, the comparable bonus targets reported from published surveys including the Radford Survey, internal comparability with percentage targets of other executives and the executive’s level of responsibility, experience and knowledge. The Compensation and Nominating Committee also took into account each Named Officer’s total cash compensation opportunity (i.e., base salary plus bonus) relative to the total cash compensation opportunities for comparable executives at our peer group companies and from companies included in applicable public surveys. Mr. Madhavan’s fiscal 2007 target bonus was set at 79% of his base salary, Mr. Jewell’s was set at 79% of his base salary, and the target bonuses for our other Named Officers other than Mr. Ghafouri ranged from 60% to 70% of their respective base salaries. Mr. Ghafouri’s target bonus is payable pursuant to a commission arrangement and was set at 120% of his base salary.

The performance goals that the Chief Executive Officer and President were required to satisfy during our 2007 fiscal year in order to earn an annual bonus were based on Magma’s earnings per share goals. The Compensation and Nominating Committee selected this goal because its view is that earnings per share is the metric that most accurately measures the Chief Executive Officer and President’s performance during the year, is closely correlated to growth in stockholder value and is straightforward to administer and communicate. In addition to this goal, the other Named Officers’ performance goals included operational and specific individual performance objectives for the fiscal year. At the end of our 2007 fiscal year, the Compensation and Nominating Committee evaluated the Company’s and each Named Officer’s performance and determined the appropriate annual bonus for each Named Officer.

Each Named Officer earned the annual bonus for our 2007 fiscal year that is presented in Column (d) of the Summary Compensation Table—Fiscal 2007 below. Mr. Madhavan’s bonus was equal to 90.5% of his target bonus, Mr. Jewell’s was equal to 90.5% of his target bonus, and the bonuses for our other Named Officers ranged from 92% to 110% of their respective target bonuses.

Long-Term Equity Incentive Awards

Magma’s view is that the Named Officers’ long-term compensation should be directly linked to the value provided to our stockholders, and should be an important and significant component of our executive compensation program. The Named Officers’ long-term compensation is currently awarded in the form of stock options having an exercise price equal to the closing price of Magma’s common stock on the grant date (although Mr. Walker was granted restricted shares following his resignation as an executive officer of Magma). Stock options are our preferred equity award for the Named Officers because the options will not have any value unless the shares of Magma’s common stock appreciate in value following the grant date. Magma’s 2001 Stock Incentive Plan, or the 2001 Plan, permits us to grant restricted shares or units and other “full value” awards, and we do so for our non-executive level employees, including Mr. Walker following his resignation as an executive officer. However, we have used these types of awards only occasionally for our executives, typically in special circumstances where full value shares are performance-based. We currently favor the use of stock options over time-vested restricted shares or units for the Named Officers because our stock option grants put more compensation “at risk.” Unlike non-executive level employees—for whom we believe time-vested restricted shares are appropriate because these employees generally are not able to directly influence the value of Magma’s stock with their performance—we believe the Named Officers’ performance directly affects the value delivered to our stockholders and that their equity compensation should be appropriately tied to the creation of stockholder value.

Stock option grants to our Named Officers typically vest in a series of installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the Named Officers to remain in our employ, and also focuses the Named Officers on the long-term performance of our company for the benefit of our stockholders. We believe the four-year vesting period together with annual grants expected to be made in successive years helps create a long-term incentive and strikes an appropriate balance between the interests of Magma, our stockholders and the individual Named Officers in terms of the incentive, value creation and compensatory aspects of these equity awards.

We have established general guidelines that help us determine the size of each Named Officer’s option award. The guidelines are re-examined on an annual basis, and take into account such factors as the Named Officer’s responsibility level, a comparison with comparable awards made to individuals in similar positions at our peer group companies and at companies included in applicable public surveys, our long-term objectives for maintaining and expanding technological leadership through product development and growth, our expected performance, individual performance and contributions during the fiscal year, the Named Officer’s existing holdings of shares of our common stock and unvested stock options and the number and value of shares previously sold (including the amount realized to date from stock options previously exercised). When determining the size of each Named Officer’s option award under the guidelines, we also consider more technical mathematical metrics such as the projected value of the option if projected stockholder returns are attained over the option period and the value of the option as determined by the Black-Scholes model or the binomial model (or other models as recommended by the Financial Accounting Standards Board or the Securities and Exchange Commission). The Compensation and Nominating Committee may also consider other relevant factors when determining the size of each Named Officer’s option award, and may deviate from our guidelines if particular circumstances warrant. The number of options granted to each Named Officer during fiscal 2007 and the grant-date fair value of these options as determined under FAS 123R for purposes of Magma’s financial statements is presented in the “Grants of Plan-Based Awards in Fiscal 2007” table below. This table also includes the grant-date fair value (also determined under FAS 123R) of the restricted shares awarded to Mr. Walker following his resignation as an executive officer.

If a change in control of Magma occurs, 25% of each Named Officer’s unvested options will become immediately vested and exercisable. If any Named Officer’s employment is involuntarily terminated within the first year following the change in control, an additional 50% of his unvested options will generally become vested and exercisable. An involuntary termination includes a termination of the Named Officer’s employment by Magma without cause and the occurrence of certain events that we have determined result in a constructive termination of the Named Officer’s employment. We believe this accelerated option vesting in connection with a change in control or an involuntary termination of employment following the change in control is appropriate. Given the uncertainty regarding the continued employment of Named Officers that typically occurs in a change in control context and the importance of long-term equity awards in our executive compensation program, we feel that this vesting protection helps assure the Named Officers that they will not lose the expected value of their options because of a change in control of Magma. In addition, except for Mr. Teshima (who is entitled to severance equal to six months’ of his initial annual base salary if his employment is involuntarily terminated without cause) and for any severance payable pursuant to separation agreements entered into in connection with an executive’s departure, our Named Officers are not provided with any cash severance or continued benefits upon a termination of employment for any reason. Given that many executives at our peer group companies are contractually entitled to cash and other severance benefits while our Named Officers are generally not, we believe that providing the Named Officers with severance protections in the form of accelerated option vesting in the change in control context helps make Magma’s severance protections somewhat more competitive with the benefits offered by our peer group companies.

However, Magma’s current policy is not to pay Named Officers any “gross ups” for parachute payment excise taxes under Section 4999 of the Internal Revenue Code, and to avoid losing its related tax deduction for any parachute payments under Section 280G of the Internal Revenue Code. Therefore, any accelerated option vesting upon or following a change in control is subject to the 2001 Plan’s general parachute payment limitation. The parachute payment cap provides that if any awards under the plan would be considered “parachute payments” under Section 280G of the Internal Revenue Code, the value of plan awards will be reduced to the maximum amount that would permit Magma to preserve its full tax deduction for the awards. This parachute payment limitation may result in a reduced percentage of each Named Officer’s unvested options becoming vested and exercisable upon or following a change in control, and ensures that Magma will not lose its tax deduction for these options.

A description of the material terms of the options and restricted shares granted to each Named Officer during fiscal 2007 is presented in the narrative sections following the “Grants of Plan-Based Awards in Fiscal 2007” table below.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code places a $1.0 million limit on the tax deductibility of compensation paid or accrued with respect to a covered employee of a publicly-held corporation. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. We believe that all compensation realized in fiscal year 2007 by the Named Officers is deductible under Section 162(m). Our general intention is to comply with Section 162(m) where possible, and we believe the 2001 Plan complies with the requirements of that section to permit deductibility of the options awarded to the Named Officers under the plan as performance-based compensation. However, Magma reserves the right to pay compensation that is not deductible if the Compensation and Nominating Committee determines that it is appropriate to do so.

The Compensation and Nominating Committee Report on Executive Compensation and the Report of the Audit Committee of the Board of Directors that follow are required by the SEC. The information in these sections shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference. In addition, this information shall not otherwise be deemed “soliciting material” or “filed” under these Acts.

COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Nominating Committee has certain duties and powers as described in its Charter. The Compensation and Nominating Committee is currently composed of the four (4) Non-Employee Directors named at the end of this report, each of whom is independent as defined by the Nasdaq listing standards.

The Compensation and Nominating Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and our discussions, the Compensation and Nominating Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in Magma’s Annual Report on Form 10-K for the fiscal year ended April 1, 2007.

Compensation and Nominating Committee of the

Board of Directors

Chester J. Silvestri (Chair)

Susumu Kohyama

Timothy J. Ng

Thomas M. Rohrs

SUMMARY COMPENSATION TABLE—FISCAL 2007

The following table presents information regarding compensation of the Named Officers for services rendered during fiscal 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Rajeev Madhavan	2007	420,000	300,279	—	623,263	—	—	1,343,542
Chief Executive Officer

Peter S. Teshima (3).	2007	250,000	165,600	—	258,063	—	—	673,663
Corporate Vice President, Finance and Chief Financial Officer

Roy E. Jewell	2007	420,000	300,279	—	778,805	—	—	1,499,084
President and Chief Operating Officer

Saeid Ghafouri	2007	300,000	591,554	—	360,405		—	1,251,959
Corporate Vice President, Worldwide Field Operations

David H. Stanley	2007	270,000	163,944	—	173,748	—	—	607,692
Corporate Vice President, Corporate Affairs

Gregory C. Walker (4)	2007	330,000	—	105,933	187,637	—	—	623,570
Senior Vice President, Finance and Chief Financial Officer

(1)	Amounts paid as bonuses for services rendered are reported for the year in which they were earned even if they were paid in the following fiscal year. Amounts reported for Mr. Ghafouri represent commissions earned during the fiscal year pursuant to a sales bonus arrangement in which he participates.
(2)	Amounts reported reflect the aggregate dollar amounts recognized for stock and option awards for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of stock-based compensation contained in Note 11 to Magma’s Consolidated Financial Statements, included as part of Magma’s Annual Report for the fiscal year ended April 1, 2007 filed on Form 10-K, which note is incorporated herein by reference.
(3)	Mr. Teshima was appointed an executive officer in April 2006. $16,307 of Mr. Teshima’s salary relates to his service prior to becoming an executive officer.
(4)	Mr. Walker resigned as an officer on April 27, 2006. Mr. Walker terminated employment with the Company on April 30, 2007. $303,750 of Mr. Walker’s salary relates to his service following his resignation as an officer.

Compensation of Named Officers

The Summary Compensation Table—Fiscal 2007 above quantifies the value of the different forms of compensation earned by or awarded to our Named Officers during our 2007 fiscal year. The primary elements of each Named Officer’s total compensation reported in the table are base salary, an annual bonus and long-term equity incentives consisting of stock options and for Mr. Walker, shares of restricted stock granted following his resignation as an officer.

The Summary Compensation Table—Fiscal 2007 should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Officer’s base salary and annual bonus is provided immediately following this paragraph. The Grants of Plan-Based Awards in the Fiscal 2007 table, and the description of the material terms of the stock options and restricted shares granted in fiscal 2007 that follows it, provides information regarding the options and stock awarded to Named Officers during our 2007 fiscal year. The Outstanding Equity Awards at Fiscal 2007 Year-End and Option Exercises and Stock Vested in Fiscal 2007 tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

As indicated in the Compensation Discussion and Analysis, none of the Named Officers is employed pursuant to an employment agreement. As a result, their base salary and bonus opportunities are not fixed by contract. Instead, shortly before or after the beginning of each fiscal year, the Compensation and Nominating Committee establishes the base salary and target bonus levels for each of our Named Officers for the year. In making its determination, the Compensation and Nominating Committee considers the factors discussed above under “Current Executive Compensation Program Elements.” Messrs. Madhavan, Teshima, Jewell, Ghafouri, Stanley and Walker’s base salaries and bonuses represented 55%, 62%, 48%, 71%, 71% and 53% of their respective total compensation amounts reported in the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2007

The following table presents information regarding the stock options and restricted shares granted to the Named Officers during our 2007 fiscal year. The material terms of the stock options and restricted shares are also described in the narrative sections that follow this table.

Name	Grant Date	Stock Awards: Number of Shares of Stock or Units (#)(1)	Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
(a)	(b)	(i)	(j)	(k)	(1)
Rajeev Madhavan	5/2/06	—	254,286	7.85	917,566
Peter S. Teshima	5/2/06	—	200,000	7.85	721,680
Roy E. Jewell	5/2/06	—	528,786	7.85	1,908,071
Saeid Ghafouri	5/2/06	—	200,000	7.85	721,680
David H. Stanley	5/2/06	—	40,000	7.85	144,336
Gregory C. Walker (4)	6/9/06	15,000	—		106,649

(1)	The restricted shares awarded to Mr. Walker were granted under the 2001 Plan and vest quarterly over one year.
(2)

Stock options granted to the Named Officers were granted under the 2001 Plan and vest monthly over four years, with 1/48th of the shares subject to such option vesting each month from the beginning of the fiscal year.

(3)	For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of stock-based compensation contained in Note 11 to Magma’s Consolidated Financial Statements, included as part of Magma’s Annual Report for the fiscal year ended April 1, 2007 filed on Form 10-K, which note is incorporated herein by reference.
(4)	Mr. Walker resigned as an executive officer of the Company effective April 27, 2006. The Company’s practice has been to grant restricted share awards generally to non-executive officer employees and option awards to executive officers. Mr. Walker was granted a restricted stock award in June 2006.

Description of Stock Option Awards

During fiscal 2007, each Named Officer other than Mr. Walker was granted a time-based stock option award under, and subject to the terms of, the 2001 Plan. Each stock option granted during fiscal 2007 may be exercised to purchase one share of Magma’s common stock at an exercise price equal to the closing price of Magma’s common stock on the grant date. All stock options granted to the Named Officers during fiscal 2007 were non-qualified stock options not intended to qualify as incentive stock options under the Internal Revenue Code.

Each Named Officer’s stock option award is subject to a four-year vesting period. Subject to each Named Officer’s continued employment, his stock option award will vest and become exercisable on a monthly basis following the grant date. Other than in connection with certain terminations of employment related to a change in control of Magma described below, Named Officers will not receive any accelerated vesting of their options upon their termination of employment for any reason. Instead, the unvested portion of each Named Officer’s stock option award will no longer be eligible to become vested and exercisable.

If a change in control of Magma occurs or if a Named Officer’s employment is involuntarily terminated within the first year following the change in control, the Named Officers will be entitled to an acceleration of vesting of a portion of their unvested options. A description of the accelerated vesting is provided in the “Potential Payments Upon Termination or Change in Control” section below. In addition, in the event Magma is a party to a merger or reorganization, outstanding options may be continued, assumed, substituted or accelerated and “cashed out,” in each case as provided in the agreement of merger or reorganization.

Each Named Officer’s stock option award has a normal (and maximum) term of five years, although this term may be shortened if the Named Officer’s employment terminates. Unless exercised, Named Officer’s stock options will generally terminate three months after the date of the Named Officer’s termination of employment. However, the stock option award will terminate six months after the date of the Named Officer’s termination of employment if the termination of employment occurs as a result of the officer’s death or total and permanent disability. The stock option award will terminate seven days after the Named Officer’s termination of employment, if the termination of employment is for reasons constituting cause.

The options granted to the Named Officers do not include any dividend, dividend equivalent or other stockholder rights. Stock option awards are generally only transferable to a beneficiary of a Named Officer upon his death.

The Compensation and Nominating Committee administers the 2001 Plan and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding options to reflect any impact resulting from various corporate events such as combinations, consolidations, recapitalizations or stock splits.

Description of Restricted Shares Awarded to Mr. Walker

Following his resignation as an executive officer in April 2006, Mr. Walker was granted 15,000 shares of restricted stock. The shares of restricted stock are actual shares of Magma’s common stock that are subject to forfeiture prior to becoming vested. As such, Mr. Walker is entitled to the same voting and dividend rights with respect to his restricted shares as our other stockholders. Mr. Walker’s restricted shares vested in substantially equal quarterly installments on each of August 4, 2006, November 4, 2006, February 4, 2007 and April 3, 2007. As a result, all of Mr. Walker’s restricted shares were vested as of immediately after the end of our 2007 fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of the end of our 2007 fiscal year on April 1, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)		(i)	(j)
Rajeev Madhavan	300,000 42,857 60,000 250,000 60,000 60,000 52,500 58,273	0 0 0 0 0 0 67,500 196,013	(3) (4)	— — — — — — —	11.55 6.416 7.70 16.57 20.08 13.47 8.54 7.85	9/29/2010 9/4/2011 1/16/2013 7/23/2013 4/28/2014 2/7/2015 6/8/2015 5/2/2011	— — — — — — — —		— — — — — — — —		— — — — — — — —	— — — — — — — —

Peter S. Teshima	18,443 45,833	28,151 154,167	(5) (4)	—	9.20 7.85	8/22/2010 5/2/2011	— —		— —		— —	— —

Roy E. Jewell	42,500 228,107 125,000 60,000 60,000 52,500 121,180	0 0 0 0 0 67,500 407,606	(3) (4)	— — — — — —	7.70 7.00 16.57 20.08 13.47 8.54 7.85	1/16/2013 5/14/2013 7/23/2013 4/28/2014 2/7/2015 6/8/2015 5/2/2011	— — — — — — —		— — — — — — —		— — — — — — —	— — — — — — —

Saeid Ghafouri	135,750 43,750 30,000 30,000 26,250 45,833	0 0 0 0 33,750 154,167	(3) (4)	— — — — — —	10.98 16.57 20.08 13.47 8.54 7.85	9/19/2012 7/23/2013 4/28/2014 2/7/2015 6/8/2015 5/2/2011	— — — — — —		— — — — — —		— — — — — —	— — — — — —

David H. Stanley	28,333 9,166	56,667 30,834	(6) (4)	—	8.45 7.85	11/30/2011 5/2/2011	— —		— —		— —	— —

Gregory C. Walker	75,000 47,500 35,000 35,000 30,625	0 0 0 0 39,375	(3)	— — — — —	10.60 16.57 20.08 13.47 8.54	8/29/2012 7/23/2013 4/28/2014 2/7/2015 6/8/2015	— — — — — 2,501	(7)	— — — — — 29,912	(8)	— — — — — —	— — — — — —

(1)	All exercisable options are currently vested.
(2)	The expiration date shown is the normal expiration date and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Officer’s termination of employment or in connection with a change in control.
(3)	Option vests monthly over 48 months from grant date.
(4)	Option vests monthly over 48 months from beginning of 2007 fiscal year.
(5)	Option vests to the extent of 12.5% of the shares subject to the Option after six months from grant date; remainder of option vests monthly over the following 42 months.

(6)	Option vests to the extent of 25% of the shares subject to the Option after one year from 11/15/05; remainder of option vests monthly over the following 36 months.
(7)	The restricted shares granted to Mr. Walker vest quarterly over one year.
(8)	Based on a value of $11.96. This was the closing price of Magma’s common stock on March 30, 2007, which was the last trading day prior to our fiscal year end.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

The following table presents information regarding the exercise of stock options by Named Officers during our 2007 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Rajeev Madhavan	0	0	—	—
Roy E. Jewell	0	0	—	—
Saeid Ghafouri	0	0	—	—
Peter S. Teshima	0	0	—	—
David H. Stanley	0	0	—	—
Gregory C. Walker	0	0	12,499	104,481	(1)

(1)	The dollar amounts shown above are determined by multiplying (i) the number of shares of restricted stock becoming vested during the fiscal year by (ii) the per-share closing price of Magma’s common stock on each such vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Named Officers other than Mr. Walker

None of these Named Officers has a formal employment or severance agreement with Magma providing for severance benefits upon their termination of employment for any reason. However, Magma has agreed to pay Mr. Teshima a lump sum severance payment equal to six months of his initial annual base salary (which initial annual base salary was $200,000) if Mr. Teshima’s employment with Magma is involuntarily terminated without cause. In addition, Magma may from time to time provide severance payments and benefits to the Named Officers and other employees in connection with their termination of employment, typically pursuant to separation agreements entered into at the time of termination of employment.

Outstanding stock options held by these Named Officers may be subject to accelerated vesting in connection with a change in control or similar transaction and certain terminations of employment related to a change in control, as also noted in the narrative description of stock option awards following the “Grants of Plan-Based Awards in Fiscal 2007” table above. If a change in control of Magma occurs, 25% of each Named Officer’s unvested options will become immediately vested and exercisable pursuant to the stock option agreements evidencing the options. If any Named Officer’s employment is involuntarily terminated within the first year following the change in control, an additional 50% of his unvested options will become vested and exercisable pursuant to the stock option agreements evidencing the options, as long as the accelerated vesting does not trigger any adverse accounting treatment. An involuntary termination includes a termination of the Named Officer’s employment by Magma without cause and certain events that result in a constructive termination of the Named Officer’s employment. Events that would trigger a constructive termination include (i) a required relocation of more than 50 miles, (ii) a reduction in base salary, and (iii) a unilateral reduction in the Named Officer’s duties to non-executive level duties. In addition, the 2001 Plan provides that in the event Magma is a party to a merger or reorganization, outstanding options may be continued, assumed, substituted or accelerated and “cashed out,” in each case as provided in the agreement of merger or reorganization.

Any potential accelerated option vesting upon or following a change in control is subject to the 2001 Plan’s general parachute payment limitation. The 2001 Plan provides that if any awards under the plan would be considered non-deductible parachute payments under Section 280G of the Internal Revenue Code, then the value of plan awards will be reduced to the maximum amount that would permit Magma to preserve its full tax deduction for the awards. Depending on the timing of any change in control, the number of options becoming vested and each Named Officer’s compensation earned in preceding years, this parachute payment limitation may result in a reduced percentage of each Named Officer’s unvested options becoming vested and exercisable upon or following a change in control.

If a change in control of Magma had occurred on April 1, 2007 (the last day of the 2007 fiscal year) and each of these Named Officer’s employment was involuntarily terminated on the same date, the value of each Named Officer’s accelerated option vesting would be the amount shown in the table below. For purposes of the following table, we have assumed that (i) the price per share of Magma’s common stock is equal to the closing price per share on March 30, 2007, which was the last trading day before Magma’s fiscal year-end, (ii) options are substituted or assumed in connection with the change in control, and (iii) the value of any option that may be accelerated is equal to the excess of the closing price for a Magma share on March 30, 2007 over the option’s exercise price (i.e., the full “spread” value of the option). The value of each Named Officer’s option vesting that would be subject to accelerated vesting is as follows:

Name	Estimated Total Value of Option Acceleration ($)
Rajeev Madhavan	1,036,463
Peter S. Teshima	711,323
Roy E. Jewell	1,906,111
Saeid Ghafouri	749,051
David H. Stanley	325,629

These Named Officers will not receive any accelerated vesting of their options upon their termination of employment for any reason other than as described above in connection with a change in control or similar transaction.

Mr. Walker

As mentioned above, Mr. Walker resigned as an executive officer on April 27, 2006, and thereafter terminated his employment with the Company on April 30, 2007. On April 30, 2007, the Company entered into a separation agreement with Mr. Walker that provided for a lump-sum payment of $27,500 and continuation of benefits in the amount of $33,478. Mr. Walker did not receive any accelerated vesting of his outstanding options or restricted share awards in connection with his termination of employment.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are oversight, counseling and direction to Magma’s management in the best long-term interests of Magma and its stockholders. The Audit Committee of the Board of Directors has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of Magma’s annual financial statements. The Audit Committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules. The Committee operates under a written charter adopted and regularly reviewed by the Board, a copy of which is available at http://investor.magma-da.com/governance/home.cfm#auditcharter. The responsibilities of the Committee, as reflected in its charter, which is reviewed by the Board every year and was most recently revised in April 2004, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee is currently composed of three directors appointed by the Board, including at least one independent member determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. Kevin C. Eichler is the independent director who has been determined to be an audit committee financial expert.

As more fully described in its charter, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of Magma’s management, which has the primary responsibility for internal controls and financial statements and reports. The Committee also relies on the work and assurances of Magma’s independent registered public accountants, who are responsible for performing an independent audit of Magma’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. It is not the duty of the Audit Committee to plan or conduct audits or to determine that Magma’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Audit Committee has the ultimate authority and responsibility to select, compensate, evaluate, and when appropriate, replace Magma’s independent registered public accountants. The Audit Committee also has the authority to engage its own outside advisers, as it determines appropriate, apart from counsel or advisers hired by Magma’s management. In December 2005, the Audit Committee approved the appointment of Grant Thornton LLP (“GT”) to replace PricewaterhouseCoopers LLP as Magma’s independent registered public accountants.

In performing its functions and responsibilities, the Audit Committee reviewed and discussed with management Magma’s audited financial statements as of and for the fiscal year ended April 1, 2007. The Audit Committee also discussed with GT the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), and received the written disclosures and a letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”). The Committee’s review with management and the accountants included a discussion of the quality, not merely the acceptability, of Magma’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Magma’s financial statements and public reports, including the disclosure related to critical accounting estimates. Based upon these reviews and discussions, and the report of the independent registered public accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Magma’s Annual Report on Form 10-K for the fiscal year ended April 1, 2007.

The Committee also discussed with GT the independence of the firm and the potential for conflicts of interest. In accordance with Audit Committee policy and the requirements of law, all services to be provided by GT are pre-approved by the Audit Committee, or are pre-approved by the Audit Committee Chair and later ratified by the Committee. Pre-approval applies to audit services, audit-related services, tax services and other services. The law prohibits a publicly-traded company from obtaining certain non-audit services from its auditing firm. Magma obtains these services from service providers other than GT as needed.

Audit Committee

Kevin C. Eichler (Chair)

Thomas Rohrs

Chet Silvestri

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is our policy that all employees must avoid any activity that is or has the appearance of being adverse or competitive with Magma, or that interferes with the proper performance of their duties, responsibilities or loyalty to Magma. These policies are included in our Code of Ethics, which covers Magma’s directors, executive officers and other employees. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Audit Committee.

Under the Company’s related party transaction policies and procedures, information about transactions involving related persons is assessed by the Audit Committee. Related persons include (i) the Company’s directors, executive officers and nominees to become a director, (ii) any beneficial owner of more than 5% of any class of the Company’s voting securities, (iii) any immediate family members of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest. If the determination were made that a related person has a material interest in any Company transaction (a “related party transaction”), then the Audit Committee would review, approve, ratify or, at its discretion, take other action with respect to the transaction. Any related party transaction would be required to be disclosed in accordance with SEC rules. If the related person at issue is a member of the Audit Committee, or an immediate family member of a member of the Audit Committee, then that member would not participate in those discussions.

In reviewing a proposed related party transaction, the Audit Committee considers all the relevant facts and circumstances of the transaction available to the Audit Committee on a case-by-case basis, including (i) the nature and terms of the transaction, (ii) the relationship with the related person, (iii) whether the terms of the transaction are fair to the Company and on terms at least as favorable as would apply if the other party was not a related person, (iv) whether there are demonstrable business reasons for the Company to enter into the related party transaction, (v) whether the related party transaction would impair the independence of a director, and (vi) whether the related party transaction would present an improper conflict of interest for any director, executive officer or employee of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or employee, the direct or indirect nature of the interest of the director, executive officer or employee in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems appropriate.

Certain Relationships and Related Transactions

During fiscal 2007, Masoud Ghafouri, a brother of Saeid Ghafouri, Magma’s Corporate Vice President, Worldwide Field Operations, was employed by Magma as Director of Purchasing and Facilities, in which capacity he earned compensation as follows:

Description	Amount ($)
Salary	188,250
Bonus	55,863
Value of options and awards granted in fiscal 2007	15,642

Indebtedness of Management

None of our directors, executive officers, nominees for such positions, or their family members, have been indebted to Magma or its subsidiaries at any time in the past fiscal year.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Magma’s 2001 Plan and 2001 Employee Stock Purchase Plan were both approved by stockholders. Magma’s 1997 Stock Incentive Plan and 1998 Stock Incentive Plan, which were terminated in connection with Magma’s November 2001 initial public offering, were also approved by stockholders. Magma’s 2004 Employment Inducement Award Plan (“Inducement Plan”) was not approved by stockholders. The Inducement Plan provides for awards to recently hired employees who are not executive officers or directors, in compliance with Nasdaq corporate governance rules. The following table gives information about equity awards under these plans as of April 1, 2007:

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
Equity compensation plans approved by stockholders:
1997, 1998, 2001 Stock Incentive Plans	9,573,211	$10.01	3,760,883	(1)(3)
2001 Employee Stock Purchase Plan	—	—	3,213,394	(2)
Equity compensation plans not approved by stockholders (4)	—	—	—
2004 Employment Inducement Award Plan (5)	1,653,267	8.62	26,159

Total	11,226,478	$9.80	7,000,436

(1)	The 2001 Plan contains an “evergreen” provision whereby the number of shares reserved for issuance increases automatically on January 1 of each year by an amount equal to the lesser of 6 million shares or 6% of Magma’s fully-diluted total shares of common stock as of the immediately preceding December 31, or a lesser amount as determined by the Board of Directors.
(2)	The 2001 Employee Stock Purchase Plan contains an “evergreen” provision whereby the number of shares reserved for issuance increases automatically on January 1 of each year by an amount equal to the lesser of 3 million shares or 3% of Magma’s total outstanding shares of common stock on that date, or a lesser amount determined by the Board of Directors.
(3)	In addition to options, the shares remaining available under the 2001 Plan may be granted as full value stock and unit awards.
(4)	In connection with Magma’s August 2000 acquisition of Moscape, Inc., Magma assumed options to purchase stock initially granted under Moscape’s 1997 Incentive Stock Plan. The options have been converted into options to purchase Magma common stock on the terms specified in the agreement and plan of reorganization with Moscape but are otherwise administered in accordance with the terms of Moscape’s plan. No additional awards have been or will be made under Moscape’s plan. The options generally vest over four years and expire ten years after the date of grant. As of April 1, 2007 there were outstanding options to purchase a total of 6,263 shares of Magma common stock under this plan, with a weighted average exercise price of $ 8.29 per share. Information regarding these assumed options is not included in the table above.
(5)	Please see Note 10 to Magma’s Consolidated Financial Statements, included as part of Magma’s Annual Report to Stockholders for the fiscal year ended April 1, 2007 filed on Form 10-K, for a description of the material features of the Inducement Plan.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Proposals of stockholders of Magma that are intended to be presented by such stockholders at Magma’s 2008 Annual Meeting must be received by the Secretary of Magma no later than March 25, 2008 in order that they may be included in Magma’s proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Magma receives notice of such proposal before June 8, 2008.

A stockholder proposal not included in Magma’s proxy statement for the 2008 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of Magma at the principal executive offices of Magma and otherwise complies with the provisions of Magma’s bylaws. To be timely, the bylaws provide that Magma must have received the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, Magma must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day Magma mailed notice of the annual meeting date or provided public disclosure of the meeting date or (ii) two days prior to the scheduled date of the annual meeting.

OTHER MATTERS

Magma knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

PAYMENT OF COSTS

Magma’s Board of Directors is soliciting proxies for the Annual Meeting. The expense of printing, mailing proxy materials and solicitation of proxies will be borne by Magma. In addition to the solicitation of proxies by mail, solicitation may be made by directors, officers and other employees of Magma by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. Magma will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, Magma’s directors, executive officers and any persons holding more than 10% of Magma’s common stock are required to report their initial ownership of Magma’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and Magma is required to identify in this Proxy statement those persons who failed to timely file these reports. To Magma’s knowledge, based solely on a review of such reports furnished to Magma and written representations that no other reports were required during the fiscal year ended April 1, 2007, Magma believes that all of its officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during fiscal year 2007.

Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

By Order of the Board of Directors

/s/ David H. Stanley
David H. Stanley
Corporate Vice President, Corporate Affairs and Secretary

July 23, 2007

Magma’s 2007 Annual Report on Form 10-K has been mailed with this Proxy statement. Magma will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting Stockholder. Any such request should be addressed to Magma at 1650 Technology Drive, San Jose, California 95110, Attention: Investor Relations Department. The request must include a representation by the stockholder that as of July 12, 2007, the stockholder was entitled to vote at the Annual Meeting.

The Board of Directors recommends a vote FOR the election of directors and FOR Proposal 2.

Please

Mark Here

for Address

Change or

Comments

SEE REVERSE SIDE

1. To elect

(01) Rajeev Madhavan and (02) Kevin C. Eichler as the Class III directors to serve until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accountant(s).

FOR

ALL

NOMINEES

FOR

WITHHOLD FROM ALL NOMINEES

AGAINST

ABSTAIN

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

For all nominees except as noted above

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Signature

Signature

Date

Please sign where indicated above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.proxyvoting.com/lava

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

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MAGMA DESIGN AUTOMATION, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Roy E. Jewell and Peter S. Teshima as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of Magma Design Automation, Inc. (the “Company”) to be held at the Company’s offices at 1650 Technology Drive, San Jose, California on Wednesday, August 29, 2007 at 10:00 a.m. Pacific Time, and at any postponements or adjournments thereof, and instructs said Proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposal 2, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE